Exhibit 23.4

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

April 13, 2026

The Board of Directors

Rumble Inc.

444 Gulf of Mexico Drive

Longboat Key, FL 34228

Re:	Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated November 9, 2025 (the “Opinion”) to the Board of Directors of Rumble Inc. (“Rumble”) as Annex N to the joint information statement/prospectus that is being filed on or promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed business combination of Rumble and Northern Data AG, a German stock corporation (Aktiengesellschaft) registered with the commercial register of the local court of Frankfurt am Main, Germany, under HRB 106465 (“Northern Data”), which joint information statement/prospectus forms a part of the Registration Statement on Form S-4 of Rumble (the “Registration Statement”) that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Rumble.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such joint information statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ Eric M Mandl
Eric M Mandl
Senior Managing Director